Amalgamated Financial Corp. Reports First Quarter 2021 Financial Results

NEW YORK – (Globe Newswire) -- April 22, 2021: Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the first quarter ended March 31, 2021.

On March 1, 2021 (the “Effective Date”), the Company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction (the “Reorganization”) effected under New York law and in accordance with the terms of a Plan of Acquisition dated September 4, 2020. In this release, unless the context indicates otherwise, references to “we,” “us,” and “our” refer to the Company and the Bank. However, if the discussion relates to a period before the Effective Date, the terms refer only to the Bank.

First Quarter 2021 Highlights
•Net income of $12.2 million, or $0.39 per diluted share, compared to $13.8 million, or $0.44 per diluted share, for the fourth quarter of 2020 and $9.5 million, or $0.30 per diluted share for the first quarter of 2020
•Core net income (non-GAAP)[1] of $13.0 million, or $0.41 per diluted share, compared to $13.8 million, or $0.44 per diluted share for the fourth quarter of 2020 and $9.2 million, or $0.29 per diluted share, for the first quarter of 2020
•Deposit increase of $381.4 million to $5.7 billion compared to a balance of $5.3 billion on December 31, 2020
•Loan decrease of $224.5 million to $3.2 billion due to increased prepayment activity, compared to a balance of $3.4 billion on December 31, 2020
•Growth in PACE assessments of $30.6 million, or 29.5% annualized, from a balance of $421.0 million on December 31, 2020
•Cost of deposits was 0.11%, compared to 0.13% for the fourth quarter of 2020 and 0.33% for the first quarter of 2020
•Net interest margin was 2.85%, compared to 3.06% for the fourth quarter of 2020 and 3.46% for the first quarter of 2020
•Common Equity Tier 1, Total Risk-Based, and Tier 1 Leverage capital ratios were 13.70%, 14.74%, and 8.06%, respectively, at March 31, 2021
•Total nonperforming assets were $81.0 million or 1.27% of total assets as of March 31, 2021, compared to $82.2 million or 1.38% of total assets at December 31, 2020 and $65.6 million, or 1.14% of total assets at March 31, 2020

Lynne Fox, Board Chair and Interim President and Chief Executive Officer of Amalgamated, commented, “Our first quarter results demonstrate our strong financial footing which positions Amalgamated for continued success as we look forward. A highlight of the quarter was our deposit growth of $381.4 million, driven by a rebound in political deposits combined with new relationships in our core markets. Our deposit franchise clearly highlights the attractive position that Amalgamated holds as we work to service the needs of values-based institutions and strengthen our reputation as ‘America’s socially responsible bank’. I am also very pleased with the credit quality of our loan portfolio combined with the actions that we took in 2020 which have allowed the Bank to begin releasing reserves. This is a testament to the conservative credit culture that has been built and which has served us well through the pandemic. I am very proud of the strong financial foundation that Amalgamated holds and which our new President and Chief Executive Officer will inherit. This last quarter we publicly endorsed HR 40, which sets up a commission to explore reparations for African Americans, and just this week helped orchestrate a commitment by financial institutions at the White House Climate Summit to double down on their commitment to Net Zero financed emissions. We believe these are the first steps to move the country forward in building an equitable economy that creates opportunity for all individuals to thrive. The future is very bright for Amalgamated as we embark upon the next chapter in our journey and further expand our socially-responsible initiatives.”
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[1] Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

COVID-19 Update

Amalgamated’s primary concern during the COVID-19 pandemic is for the health and well-being of our employees, customers, and communities. Our employees continue to operate primarily in a work from home environment, and we continue to perform well, effectively transitioning many customers to our digital platform.

We have offered payment deferrals as an option for our consumer and commercial borrowers who are experiencing financial stress as a result of COVID-19 impacts. As of March 31, 2021, the Company had $8.5 million in loans on payment deferral and still accruing interest, of which $4.9 million were residential loans and the remaining $3.6 million were commercial or consumer loans.

Results of Operations, Quarter Ended March 31, 2021

Net income for the first quarter of 2021 was $12.2 million, or $0.39 per diluted share, compared to $13.8 million, or $0.44 per diluted share, for the fourth quarter of 2020 and $9.5 million, or $0.30 per diluted share, for the first quarter of 2020. The $1.6 million decrease for the first quarter of 2021, compared to the previous quarter was primarily due to a $6.0 million decrease in non-interest income and a $3.8 million decrease in net interest income, partially offset by a $7.9 million decrease in provision for loan losses.

Core net income (non-GAAP) for the first quarter of 2021 was $13.0 million, or $0.41 per diluted share, compared to $13.8 million, or $0.44 per diluted share, for the fourth quarter of 2020 and $9.2 million, or $0.29 per diluted share, for the first quarter of 2020. Core net income for the first quarter of 2021 excluded $1.1 million of severance expense related to the modernization of our Trust Department and its related tax impact. Core net income for the fourth quarter of 2020 included no adjustments to GAAP income and the first quarter of 2020 excluded $1.4 million of non-interest income from the gain on the sale of an owned property, $0.5 million of non-interest income gains on the sale of securities, $1.4 million in expense related to the closure of two branches and severance costs, and the tax effect of such adjustments.

Net interest income was $41.8 million for the first quarter of 2021, compared to $45.7 million for the fourth quarter of 2020 and $44.7 million for the first quarter of 2020. The $3.8 million decrease from the previous quarter was primarily attributable to a decrease in average loans of $210.2 million from the prepayment of residential and commercial loans and a 21 basis point decrease in yield due to lower prepayment penalties and lower yields on originations, partially offset by higher income on securities and lower interest expense on deposits. The $2.8 million decrease from the corresponding quarter in the previous year was primarily attributable to a decrease in average loans of $170.7 million from the prepayment of residential and commercial loans and a 30 basis point decrease in yield due to lower prepayment penalties and lower yields on originations, partially offset by lower interest expense on deposits.

Net interest margin was 2.85% for the first quarter of 2021, a decrease of 21 basis points from 3.06% in the fourth quarter of 2020, and a decrease of 61 basis points from 3.46% in the first quarter of 2020. The accretion of the loan mark from the loans we acquired in our New Resource Bank acquisition contributed two basis points to our net interest margin in the first quarter of 2021, compared to two and four basis points in the fourth and first quarter of 2020, respectively. Prepayment penalties earned through loan income contributed four basis points to our net interest margin in the first quarter of 2021, compared to 13 and six basis points in the fourth and first quarters of 2020, respectively.

Provisions for loan losses totaled a recovery of $3.3 million for the first quarter of 2021 compared to an expense of $4.6 million and $8.6 million for the fourth and first quarter of 2020, respectively. The recovery in the first quarter of 2021 was primarily driven by a release of allowance for loan loss due to lower loan balances and the upgrade of one construction loan to a pass rating.

Non-interest income was $4.0 million for the first quarter of 2021, compared to $10.0 million in the fourth quarter of 2020 and $9.1 million for the first quarter in 2020. This decrease of $6.0 million in the first quarter of 2021, compared to the previous quarter, was primarily due to the expected equity method investment losses related to investments in solar initiatives. The decrease of $5.1 million in the first quarter of 2021 compared to the corresponding quarter in 2020 was primarily due to a loss of $3.8 million related to equity investments in solar initiatives in the first quarter of 2021 compared to no income or loss in the same quarter of 2020. The Company primarily recognized the benefit of the tax credits in 2020, the initial year of the equity investment. We expect additional losses in equity method investments of approximately $1.8 million during the remainder of 2021; this loss is due to the timing of the $7.4 million in tax benefits earned during 2020. These impacts do not include any benefits of new solar equity investments that we may make in the future.

Non-interest expense for the first quarter of 2021 was $32.8 million, an increase of $0.1 million from the fourth quarter of 2020 and an increase of $0.5 million from the first quarter of 2020. The increase of $0.1 million from the previous quarter was primarily due to a $1.1 million charge for severance related to the modernization of our Trust Department, partially offset by decreases in advertising and professional service expenses.

Our provision for income tax expense was $4.1 million for the first quarter of 2021, compared to $4.6 million for the fourth quarter of 2020 and $3.4 million for the first quarter of 2020. Our effective tax rate for the first quarter of 2021 was 25.4%, compared to 25.2% for the fourth quarter of 2020 and 26.3% for the first quarter of 2020.

Financial Condition

Total assets were $6.4 billion at March 31, 2021, compared to $6.0 billion at December 31, 2020. The increase of $0.4 billion was driven primarily by a $466.2 million increase in cash and cash equivalents and a $185.9 million increase in investment securities, of which $30.6 million was from PACE assessments, which was partially offset by a $224.5 million decrease in loans receivable, net.

Total loans, net at March 31, 2021 were $3.2 billion, a decrease of $224.5 million, or 26.4% annualized, compared to December 31, 2020. The decline in loans was primarily driven by a $100.8 million decrease in residential loans due to increased refinancing activity by existing customers, a $73.4 million decrease in commercial real estate and multifamily loans due to refinancing activity by existing customers, and a $64.6 million decrease in C&I loans due to the payoff of one large loan.

Deposits at March 31, 2021 were $5.7 billion, an increase of $381.4 million, or 29.0% annualized, as compared to $5.3 billion as of December 31, 2020. Deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $692.0 million as of March 31, 2021, an increase of $89.0 million compared to $602.8 million as of December 31, 2020. Noninterest-bearing deposits represent 50% of average deposits and 49% of ending deposits for the quarter ended March 31, 2021, contributing to an average cost of deposits of 0.11% in the first quarter of 2021, a two basis point decrease from the previous quarter.

Nonperforming assets totaled $81.0 million, or 1.27% of period-end total assets at March 31, 2021, a decrease of $1.2 million, compared with $82.2 million, or 1.38% of period-end total assets at December 31, 2020. The decrease in non-performing assets at March 31, 2021 compared to December 31, 2020 was primarily driven by the decrease of $4.4 million of non-accruing construction and multifamily loans, partially offset by an increase of $2.7 million of those loans transferring into other real estate owned. Loans that were rated special mention or worse decreased by $34.0 million as of March 31, 2021, compared to December 31, 2020. This change was primarily due to a decrease in CRE/multifamily loans categorized as special mention or worse of $21.0 million and a decrease in construction loans of $10.8 million.

The allowance for loan losses decreased $4.9 million to $36.7 million at March 31, 2021 from $41.6 million at December 31, 2020, primarily due to decreases in loan balances and improvement in the risk rating on one construction loan. At March 31, 2021, we had $75.6 million of impaired loans for which a specific allowance of $4.9 million was made, compared to $73.7 million of impaired loans at December 31, 2020 for which a specific allowance of $6.2 million was made. The ratio of allowance to total loans was 1.13% at March 31, 2021 and 1.19% at December 31, 2020.

Capital

As of March 31, 2021, our Common Equity Tier 1 Capital Ratio was 13.70%, Total Risk-Based Capital Ratio was 14.74%, and Tier-1 Leverage Capital Ratio was 8.06%, compared to 13.11%, 14.25% and 7.97%, respectively, as of December 31, 2020. Stockholders’ equity at March 31, 2021 was $540.2 million, compared to $535.8 million at December 31, 2020. The increase in stockholders’ equity was driven by $12.2 million of net income, partially offset by a $4.0 million decrease in accumulated other comprehensive income due to the mark to market on our securities portfolio and $0.9 million decrease in additional paid-in capital.

Our tangible book value per share was $16.75 as of March 31, 2021 compared to $16.66 as of December 31, 2020.

Conference Call
As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its first quarter 2021 results today, April 22, 2021 at 10:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. First Quarter 2021 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13718094. The telephonic replay will be available until April 29, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at http://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call.

The presentation materials for the call can be accessed on the investor relations section of our website at http://ir.amalgamatedbank.com/.

About Amalgamated Financial Corp.

Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of six branches in New York City, Washington D.C., San Francisco, and Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of March 31, 2021, our total assets were $6.4 billion, total net loans were $3.2 billion, and total deposits were $5.7 billion. Additionally, as of March 31, 2021, our trust business held $37.5 billion in assets under custody and $15.7 billion in assets under management.

Non-GAAP Financial Measures

This release (and the accompanying financial information and tables) refers to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core net income,” “Tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” and “Core efficiency ratio.”

Our management utilizes this information to compare our operating performance for March 31, 2021 versus certain periods in 2020 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies.

The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non-GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com.

Terminology

Certain terms used in this release are defined as follows:

“Core operating revenue” is defined as total net interest income plus non-interest income excluding gains and losses on sales of securities and gains on the sale of owned property. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income.

“Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures and restructuring/severance costs. We believe the most directly comparable GAAP financial measure is total non-interest expense.

“Core net income” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income.

“Tangible common equity” and “Tangible book value” and are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity.

“Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets.

“Core return on average tangible common equity” is defined as “Core net income” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity.

“Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Forward-Looking Statements

Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward-looking terminology such as “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future, and in this press release include statements about expected performance of our loan portfolio and payment deferrals, the wind-down of our real estate fund and the expected charges and anticipated consolidation of our branch network and our solar tax equity investments. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continuation of the historically low short-term interest rate environment; (iii) our inability to maintain the historical growth rate of the loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) effectiveness of our asset management activities in improving, resolving or liquidating lower-quality assets; (vi) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; (vii) greater than anticipated adverse conditions in the national or local economies including in our core markets, including, but not limited to, the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, which may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally (viii) fluctuations or unanticipated changes in interest rates on loans or deposits or that affect the yield curve; (ix) the results of regulatory examinations; (x) potential deterioration in real estate values; (xi) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (xii) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (xiii) our inability to timely identify a new Chief Financial Officer in light of, among other things, competition for experienced executives in the banking industry; and (xiiii) unexpected challenges and potential operational disruptions related to our executive officer transition. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Jamie Lillis
Solebury Trout
shareholderrelations@amalgamatedbank.com
800-895-4172

Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2021	2020	2020
INTEREST AND DIVIDEND INCOME
Loans	$31,109	$35,544	$35,612
Securities	12,170	11,816	12,554
Federal Home Loan Bank of New York stock	48	36	69
Interest-bearing deposits in banks	90	66	396
Total interest and dividend income	43,417	47,462	48,631
INTEREST EXPENSE
Deposits	1,573	1,807	3,915
Borrowed funds	—	—	27
Total interest expense	1,573	1,807	3,942
NET INTEREST INCOME	41,844	45,655	44,689
Provision for (recovery of) loan losses	(3,261)	4,589	8,588
Net interest income after provision for loan losses	45,105	41,066	36,101
NON-INTEREST INCOME
Trust Department fees	3,827	3,533	4,085
Service charges on deposit accounts	2,178	2,811	2,411
Bank-owned life insurance	788	363	384
Gain (loss) on sale of investment securities available for sale, net	21	—	499
Gain (loss) on sale of loans, net	707	1,320	135
Gain (loss) on other real estate owned, net	—	—	(23)
Equity method investments	(3,682)	1,825	—
Other	161	188	1,627
Total non-interest income	4,000	10,040	9,118
NON-INTEREST EXPENSE
Compensation and employee benefits	18,039	17,082	17,458
Occupancy and depreciation	3,501	3,385	5,506
Professional fees	3,661	4,033	2,983
Data processing	3,005	3,174	2,264
Office maintenance and depreciation	655	776	856
Amortization of intangible assets	302	342	342
Advertising and promotion	597	1,003	667
Other	3,033	2,875	2,194
Total non-interest expense	32,793	32,670	32,270
Income before income taxes	16,312	18,436	12,949
Income tax expense (benefit)	4,123	4,646	3,404
Net income	12,189	13,790	9,545
Net income attributable to Amalgamated Financial Corp.	$12,189	$13,790	$9,545
Earnings per common share - basic	0.39	0.44	0.30
Earnings per common share - diluted	0.39	0.44	0.30

Consolidated Statements of Financial Condition

($ in thousands)	March 31, 2021	December 31, 2020
Assets	(unaudited)
Cash and due from banks	$7,387	$7,736
Interest-bearing deposits in banks	497,536	31,033
Total cash and cash equivalents	504,923	38,769
Securities:
Available for sale, at fair value (amortized cost of $1,667,925 and $1,513,409, respectively)	1,688,924	1,539,862
Held-to-maturity (fair value of $530,207 and $502,425, respectively)	531,274	494,449
Loans held for sale	16,661	11,178
Loans receivable, net of deferred loan origination costs (fees)	3,259,504	3,488,895
Allowance for loan losses	(36,662)	(41,589)
Loans receivable, net	3,222,842	3,447,306

Resell agreements	152,268	154,779
Accrued interest and dividends receivable	21,465	23,970
Premises and equipment, net	12,970	12,977
Bank-owned life insurance	105,666	105,888
Right-of-use lease asset	34,453	36,104
Deferred tax asset, net	26,061	36,079
Goodwill	12,936	12,936
Other intangible assets	5,057	5,359
Equity investments	8,101	11,735
Other assets	41,625	47,240
Total assets	$6,385,226	$5,978,631
Liabilities
Deposits	$5,720,067	$5,338,711
Operating leases	51,057	53,173
Other liabilities	73,880	50,926
Total liabilities	5,845,004	5,442,810

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, par value $.01 per share (70,000,000 shares authorized; 31,168,783 and 31,049,525 shares issued and outstanding, respectively)	312	310
Additional paid-in capital	300,079	300,989
Retained earnings	226,887	217,213
Accumulated other comprehensive income (loss), net of income taxes	12,811	17,176
Total Amalgamated Financial Corp. stockholders' equity	540,089	535,688
Noncontrolling interests	133	133
Total stockholders' equity	540,222	535,821
Total liabilities and stockholders’ equity	$6,385,226	$5,978,631

Select Financial Data

	As of and for the
	Three Months Ended
	March 31,	December 31,	March 31,
(Shares in thousands)	2021	2020	2020
Selected Financial Ratios and Other Data:
Earnings
Basic	$0.39	$0.44	$0.30
Diluted	0.39	0.44	0.30
Core net income (non-GAAP)
Basic	$0.42	$0.44	$0.29
Diluted	0.41	0.44	0.29
Book value per common share (excluding minority interest)	17.33	17.25	15.26
Tangible book value per share (non-GAAP)	16.75	16.66	14.64
Common shares outstanding	31,169	31,050	31,000
Weighted average common shares outstanding, basic	31,082	31,050	31,411
Weighted average common shares outstanding, diluted	31,524	31,145	31,806

Select Financial Data

	As of and for the
	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Selected Performance Metrics:
Return on average assets	0.79%	0.89%	0.71%
Core return on average assets (non-GAAP)	0.85%	0.89%	0.68%
Return on average equity	9.11%	10.34%	7.65%
Core return on average tangible common equity (non-GAAP)	10.05%	10.72%	7.66%
Average equity to average assets	8.71%	8.58%	9.25%
Tangible common equity to assets	8.18%	8.65%	7.89%
Loan yield	3.83%	4.04%	4.13%
Securities yield	2.18%	2.21%	3.29%
Deposit cost	0.11%	0.13%	0.33%
Net interest margin	2.85%	3.06%	3.46%
Efficiency ratio (1)	71.53%	58.66%	59.97%
Core efficiency ratio (non-GAAP) (1)	69.18%	58.66%	59.44%

Asset Quality Ratios:
Nonaccrual loans to total loans	1.78%	1.75%	0.96%
Nonperforming assets to total assets	1.27%	1.38%	1.14%
Allowance for loan losses to nonaccrual loans	63.32%	68.26%	124.66%
Allowance for loan losses to total loans	1.13%	1.19%	1.19%
Annualized net charge-offs (recoveries) to average loans	0.20%	1.24%	0.01%

Capital Ratios:
Tier 1 leverage capital ratio	8.06%	7.97%	8.47%
Tier 1 risk-based capital ratio	13.70%	13.11%	12.74%
Total risk-based capital ratio	14.74%	14.25%	13.96%
Common equity tier 1 capital ratio	13.70%	13.11%	12.74%

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income

Loan and Held-to-Maturity Securities Portfolio Composition

(In thousands)	At March 31, 2021		At December 31, 2020		At March 31, 2020
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:
Commercial and industrial	$612,581	18.8%	$677,192	19.5%	$532,351	15.0%
Multifamily	882,231	27.2%	947,177	27.2%	936,350	26.4%
Commercial real estate	364,308	11.2%	372,736	10.7%	408,766	11.5%
Construction and land development	50,267	1.5%	56,087	1.6%	65,706	1.9%
Total commercial portfolio	1,909,387	58.7%	2,053,192	59.0%	1,943,173	54.8%

Retail portfolio:
Residential real estate lending	1,137,851	35.0%	1,238,697	35.5%	1,416,796	39.9%
Consumer and other	206,451	6.3%	190,676	5.5%	189,152	5.3%
Total retail	1,344,302	41.3%	1,429,373	41.0%	1,605,948	45.2%
Total loans	3,253,689	100.0%	3,482,565	100.0%	3,549,121	100.0%

Net deferred loan origination fees (costs)	5,815		6,330		8,214
Allowance for loan losses	(36,662)		(41,589)		(42,348)
Total loans, net	$3,222,842		$3,447,306		$3,514,987

Held-to-maturity securities portfolio:
PACE assessments	451,643	85.0%	421,036	85.2%	255,298	89.2%
Other securities	79,631	15.0%	73,413	14.8%	30,953	10.8%
Total held-to-maturity securities	$531,274	100.0%	494,449	100.0%	286,251	100.0%

Net Interest Income Analysis

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$380,390	$90	0.10%	$299,881	$66	0.09%	$185,281	$396	0.86%
Securities and FHLB stock	2,271,218	12,218	2.18%	2,133,957	11,852	2.21%	1,544,848	12,623	3.29%
Total loans, net (1)(2)	3,293,775	31,109	3.83%	3,503,929	35,544	4.04%	3,464,438	35,612	4.13%
Total interest earning assets	5,945,383	43,417	2.96%	5,937,767	47,462	3.18%	5,194,567	48,631	3.77%
Non-interest earning assets:
Cash and due from banks	7,307			7,594			9,539
Other assets	279,308			237,628			222,757
Total assets	$6,231,998			$6,182,989			$5,426,863

Interest bearing liabilities:
Savings, NOW and money market deposits	$2,512,892	$1,222	0.20%	$2,356,137	$1,384	0.23%	$2,143,247	$2,737	0.51%
Time deposits	280,057	351	0.51%	268,896	423	0.63%	381,053	1,178	1.24%
Total deposits	2,792,949	1,573	0.23%	2,625,033	1,807	0.27%	2,524,300	3,915	0.62%
Federal Home Loan Bank advances	495	—	0.00%	—	—	0.00%	6,374	27	1.70%
Total interest bearing liabilities	2,793,444	1,573	0.23%	2,625,033	1,807	0.27%	2,530,674	3,942	0.63%
Non-interest bearing liabilities:
Demand and transaction deposits	2,786,581			2,947,075			2,300,999
Other liabilities	109,420			80,529			93,309
Total liabilities	5,689,445			5,652,637			4,924,982
Stockholders' equity	542,553			530,352			501,881
Total liabilities and stockholders' equity	$6,231,998			$6,182,989			$5,426,863

Net interest income / interest rate spread		$41,844	2.73%		$45,655	2.91%		$44,689	3.14%
Net interest earning assets / net interest margin	$3,151,939		2.85%	$3,312,734		3.06%	$2,663,893		3.46%

Total Cost of Deposits			0.11%			0.13%			0.33%

(1) Amounts are net of deferred origination costs / (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in 1Q2021, 4Q2020, and 1Q2020 of $641,887, $1,986,500, and $761,568 respectively

Deposit Portfolio Composition

(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020

Non-interest bearing demand deposit accounts	$2,819,627,000	$2,603,274,000	$2,423,760,000
NOW accounts	206,145,000	205,653,000	234,268,000
Money market deposit accounts	2,067,886,000	1,914,391,000	1,708,818,000
Savings accounts	361,731,000	343,368,000	329,583,000
Time deposits	264,678,000	272,025,000	380,128,000
Total deposits	$5,720,067,000	$5,338,711,000	$5,076,557,000

	Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
(In thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid

Non-interest bearing demand deposit accounts	$2,786,581	0.00%	$2,947,075	0.00%	$2,300,999	0.00%
NOW accounts	198,117	0.08%	194,555	0.08%	231,707	0.40%
Money market deposit accounts	1,963,707	0.23%	1,823,391	0.27%	1,587,242	0.60%
Savings accounts	351,068	0.11%	338,192	0.12%	324,298	0.18%
Time deposits	280,057	0.51%	268,896	0.62%	381,053	1.24%
Total deposits	$5,579,530	0.11%	$5,572,109	0.13%	$4,825,299	0.33%

Asset Quality

(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Loans 90 days past due and accruing	$2,424	$1,404	$3,856
Nonaccrual loans excluding held for sale loans and restructured loans	37,324	40,039	7,537
Nonaccrual loans held for sale	—	—	—
Troubled debt restructured loans - nonaccrual	20,578	20,885	26,435
Troubled debt restructured loans - accruing	17,656	19,553	26,968
Other real estate owned	2,988	306	786
Impaired securities	61	47	64
Total nonperforming assets	$81,031	$82,234	$65,646

Nonaccrual loans:
Commercial and industrial	$12,347	$12,444	$15,949
Multifamily	7,660	9,575	—
Commercial real estate	4,133	3,433	3,634
Construction and land development	8,605	11,184	3,652
Total commercial portfolio	32,745	36,636	23,235

Residential real estate lending	24,300	23,656	10,057
Consumer and other	857	632	680
Total retail portfolio	25,157	24,288	10,737
Total nonaccrual loans	$57,902	$60,924	$33,972

Nonaccrual loans to total loans	1.78%	1.75%	0.96%
Nonperforming assets to total assets	1.27%	1.38%	1.14%
Allowance for loan losses to nonaccrual loans	63.32%	68.26%	124.66%
Allowance for loan losses to total loans	1.13%	1.19%	1.19%
Annualized net charge-offs (recoveries) to average loans	0.20%	1.24%	0.01%

Credit Quality

	March 31, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$566,421	$17,622	$28,079	$459	$612,581
Multifamily	742,746	108,016	28,296	3,173	882,231
Commercial real estate	257,178	32,878	74,252	—	364,308
Construction and land development	33,971	7,691	8,605	—	50,267
Residential real estate lending	1,113,551	—	24,300	—	1,137,851
Consumer and other	205,594	—	857	—	206,451
Total loans	$2,919,461	$166,207	$164,389	$3,632	$3,253,689

	December 31, 2020
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$627,553	$16,407	$32,770	$462	$677,192
Multifamily	775,605	138,090	33,482	—	947,177
Commercial real estate	276,712	41,420	54,604	—	372,736
Construction and land development	28,967	15,936	11,184	—	56,087
Residential real estate lending	1,215,417	—	23,280	—	1,238,697
Consumer and other	190,044	—	632	—	190,676
Total loans	$3,114,298	$211,853	$155,952	$462	$3,482,565

	March 31, 2020
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$480,816	$15,797	$35,271	$467	$532,351
Multifamily	936,350	—	—	—	936,350
Commercial real estate	403,397	1,445	3,924	—	408,766
Construction and land development	54,115	7,939	3,652	—	65,706
Residential real estate lending	1,407,720	—	9,076	—	1,416,796
Consumer and other	188,472	—	680	—	189,152
Total loans	$3,470,870	$25,181	$52,603	$467	$3,549,121

Reconciliation of GAAP to Non-GAAP Financial Measures
The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the Three Months Ended
(in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Core operating revenue
Net Interest income	$41,844	$45,655	$44,689
Non-interest income	4,000	10,040	9,118
Less: Branch sale loss (gain) (1)	—	—	(1,428)
Less: Securities gain, net	(18)	—	(499)
Core operating revenue	$45,826	$55,695	$51,880

Core non-interest expenses
Non-interest expense	$32,793	$32,670	$32,270
Less: Branch closure expense (2)	—	—	(1,356)
Less: Severance (3)	(1,090)	—	(76)
Core non-interest expense	$31,703	$32,670	$30,838

Core net income
Net Income (GAAP)	$12,189	$13,790	$9,545
Less: Branch sale (gain) (1)	—	—	(1,428)
Less: Securities loss (gain)	(18)	—	(499)
Add: Branch closure expense (2)	—	—	1,356
Add: Severance (3)	1,090	—	76
Less: Tax on notable items	(271)	—	130
Core net income (non-GAAP)	$12,990	$13,790	$9,180

Tangible common equity
Stockholders' Equity (GAAP)	$540,222	$535,821	$473,269
Less: Minority Interest (GAAP)	(133)	(133)	(134)
Less: Goodwill (GAAP)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible (GAAP)	(5,057)	(5,358)	(6,386)
Tangible common equity (non-GAAP)	$522,096	$517,394	$453,813

Average tangible common equity
Average Stockholders' Equity (GAAP)	$542,553	$530,352	$501,881
Less: Minority Interest (GAAP)	(133)	(133)	(134)
Less: Goodwill (GAAP)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible (GAAP)	(5,205)	(5,525)	(6,553)
Average tangible common equity (non-GAAP)	$524,279	$511,758	$482,258

Core return on average assets
Core net income (numerator) (non-GAAP)	12,990	13,790	9,180
Divided: Total average assets (denominator) (GAAP)	6,231,998	6,182,989	5,426,863
Core return on average assets (non-GAAP)	0.85%	0.89%	0.68%

Core return on average tangible common equity
Core net income (numerator) (non-GAAP)	12,990	13,790	9,180
Divided: Average tangible common equity (denominator) (GAAP)	524,279	511,758	482,258
Core return on average tangible common equity (non-GAAP)	10.05%	10.72%	7.66%

Core efficiency ratio
Core non-interest expense (numerator)	31,703	32,670	30,838
Core operating revenue (denominator)	45,826	55,695	51,880
Core efficiency ratio	69.18%	58.66%	59.44%

(1) Fixed Asset branch sale in March 2020
(2) Occupancy and other expense related to closure of branches during our branch rationalization
(3) Salary and COBRA reimbursement expense for positions eliminated